April 13, 2011

Dear Sirs:

Re:	Generex Biotechnology Corporation
Securities Purchase Agreement dated January 24, 2011

We make reference to the Securities Purchase Agreement (the “Agreement”) dated January 24, 2011 between Generex Biotechnology Corporation (the “Company”) and each of the addressees (severally) to this letter (collectively, the “Purchasers”).

The Company hereby acknowledges and agrees that the definition of the term “Subsequent Closing Option Date” in the Agreement is hereby amended by extending such date from April 25, 2011 (as per the Company’s letter to the Purchasers of March 25, 2011) to June 3, 2011.  Accordingly, the Purchasers’ option to purchase an additional aggregate $3,000,000 of Shares and Warrants at the Per Share Purchase Price (as those capitalized terms are defined in the Agreement) is exercisable through June 3, 2011.

Yours truly,

Generex Biotechnology Corporation

/s/ Mark A. Fletcher

Mark A. Fletcher,
Interim President & Chief Executive Officer

maf/hs